Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Amendment No. 3 to the Registration Statement of Courtside Group, Inc. on Form S-1 (No. 333-269028) of our report dated March 13, 2023, relating to the audit of the restated consolidated financial statements of Courtside Group, Inc. (dba PodcastOne) (a subsidiary of LiveOne, Inc.), which appears in the Prospectus, which is a part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Macias Gini & O'Connell LLP

Los Angeles, California

April 26, 2023